A&B
                           ALEXANDER & BALDWIN, INC.
                  P. O. BOX 3440 - HONOLULU, HAWAII 96801-3440



                                                                 March 9, 1998

To the Shareholders of Alexander & Baldwin, Inc.:

      The 1998 Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held in the Plaza Meeting Room on the ground floor of Amfac Center, 745 Fort Street, Honolulu, Hawaii, on THURSDAY, APRIL 23, 1998 AT 10:00 A.M. You are invited to attend, and we hope you will be able to do so. At the meeting, we will have the opportunity to discuss the Company's financial performance during 1997, and our future plans and expectations.

      WHETHER OR NOT YOU NOW PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE. Regardless of the size of your holding, it is important that your shares be represented. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

                                    Sincerely,

                                    /s/ John C. Couch

                                    JOHN C. COUCH
                                    Chairman of the Board,
                                    President and Chief Executive Officer

                                      A&B
                           ALEXANDER & BALDWIN, INC.
                  P. O. BOX 3440 - HONOLULU, HAWAII 96801-3440



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     Notice is hereby given that the Annual Meeting of Shareholders of Alexander & Baldwin, Inc. ("A&B") will be held in the Plaza Meeting Room on the ground floor of Amfac Center, 745 Fort Street, Honolulu, Hawaii, on Thursday, April 23, 1998, at 10:00 a.m., Honolulu time, for the following purposes:

     1. To elect nine directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

     2. To approve the Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan;

     3. To approve the Alexander & Baldwin, Inc. 1998 Non-Employee Director Stock Option Plan;

     4.   To elect auditors for the ensuing year; and

     5. To transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on February 13, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

      PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

                                    By Order of the Board of Directors



                                    MICHAEL J. MARKS
                                    Vice President, General
                                    Counsel and Secretary


March 9, 1998

                                      A&B
                           ALEXANDER & BALDWIN, INC.
                  P. O. BOX 3440 - HONOLULU, HAWAII 96801-3440



                                PROXY STATEMENT


GENERAL INFORMATION

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alexander & Baldwin, Inc. ("A&B") for use at the Annual Meeting of Shareholders to be held on April 23, 1998 and at any adjournment or postponement thereof (the "Annual Meeting"). A proxy may be revoked at any time prior to its exercise by a written revocation bearing a later date than the proxy and filed with the Secretary of A&B, by submission of a later-dated proxy, or by voting in person at the Annual Meeting.

      Only shareholders of record at the close of business on February 13, 1998 are entitled to notice of and to vote at the Annual Meeting. On that date, A&B had outstanding 44,853,282 shares of common stock without par value, each of which is entitled to one vote. Provided a quorum is present, the affirmative vote of a majority of the shares of A&B common stock represented at the Annual Meeting, in person or by proxy, will be necessary for the election of directors and election of auditors, and the affirmative vote of a majority of the outstanding shares of A&B common stock will be necessary for the approval of the A&B 1998 Stock Option/Stock Incentive Plan and approval of the A&B 1998 Non-Employee Director Stock Option Plan. Abstentions and broker non-votes will be included for purposes of determining a quorum at the Annual Meeting. Broker non-votes will have the same effect as a vote to withhold authority in the election of directors, and abstentions and broker non-votes will have the same effect as a vote against each of the other proposals.

      Following the original mailing of proxy soliciting material, officers, employees and directors of A&B and its subsidiaries may, without additional compensation, solicit proxies by appropriate means, including by mail, telephone, telecopy and personal interview. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of A&B's common stock to forward proxy soliciting material to the beneficial owners of such stock, and A&B will reimburse such record holders for their reasonable expenses. A&B has retained the firms of Morrow & Co., Inc., New York, New York, and Skinner & Co., San Francisco, California, to assist in the solicitation of proxies, at a combined cost of $11,000 plus reasonable out-of-pocket expenses.

      This proxy statement and the enclosed proxy are being mailed to shareholders on or about March 9, 1998.

ELECTION OF DIRECTORS

      Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. There is no cumulative voting in the election of directors.

      NOMINEES. The nominees of the Board of Directors are the nine persons named below, all of whom are currently members of the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve. However, if any nominee or nominees should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board of Directors may nominate.

      The following table sets forth the name, age and principal occupation of each person nominated by the A&B Board, their positions with A&B and business experience during at least the last five years, and the year each first was elected or appointed a director.

                    PRINCIPAL OCCUPATION, INFORMATION AS TO
                    OTHER POSITIONS WITH A&B, AND OTHER                DIRECTOR
     NAME           DIRECTORSHIPS                                 AGE    SINCE
     ----           --------------------------------------------  ---  --------

Michael J. Chun     President, The Kamehameha Schools, Honolulu,   54    1990
                    Hawaii (educational institution) since June
                    1988; Vice President and Secretary, ParEn,
                    Inc., Honolulu, Hawaii (environmental
                    engineering services) from January 1985
                    until June 1988; Director of Bank of Hawaii.

John C. Couch       Chairman of the Board (since 1995), Chief      58    1985
                    Executive Officer (since 1992) and President
                    (since 1991) of A&B; Chairman of the Boards
                    (since 1995) of A&B's subsidiaries,
                    A&B-Hawaii, Inc. ("ABHI") and Matson
                    Navigation Company, Inc. ("Matson"); Chief
                    Executive Officer (from 1989 until 1996) and
                    President (from 1989 until 1995) of ABHI;
                    previously held various executive officer positions with A&B and Matson; Director of First Hawaiian, Inc. and First Hawaiian
                    Bank.

Leo E. Denlea, Jr.  Retired Chairman of the Board and Chief        66    1987
                    Executive Officer, Farmers Group, Inc., Los
                    Angeles, California (insurance)
                    (September 1986 - March 1997); President of
                    Farmers Group, Inc. from September 1986
                    until December 1995.

Walter A. Dods, Jr. Chairman of the Board and Chief Executive      56    1989
                    Officer of First Hawaiian, Inc. and its
                    subsidiary, First Hawaiian Bank, Honolulu,
                    Hawaii (banking) since September 1989;
                    Director of First Hawaiian, Inc. and First
                    Hawaiian Bank.

Charles G. King     President, King Auto Center, Lihue, Kauai,     52    1989
                    Hawaii (automobile dealership) since October
                    1995; Vice President, Kuhio Motors, Inc.,
                    Lihue, Kauai, Hawaii (automobile dealership) from December 1983 to October 1995.

Carson R. McKissick Managing Director, The Corporate Development   65    1971
                    Company, Los Angeles, California (financial advisory services) since July 1991; Director of Triangle Pacific Corp.; Director of
                    Peregrine Real Estate Trust.

C. Bradley          Chief Executive Officer of Matson since        56    1991
Mulholland          April 1992; President of Matson since
                    May 1990; Chief Operating Officer of Matson from July 1989 until April 1992; prior to July 1989 held various executive officer positions with Matson.

Maryanna G. Shaw    Private investor.                              59    1980


Charles M.          Managing Director, Trust Company of the        65    1972
Stockholm           West, San Francisco, California (investment
                    management services) since June 1986.


      The Bylaws of A&B provide that no person (other than a person nominated by or on behalf of the Board) will be eligible to be elected a director at an annual meeting of shareholders unless a written notice that the person's name be placed in nomination is received by the Chairman of the Board, the President, or the Secretary of A&B not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the annual meeting is not called for a date which is within 30 days of the anniversary date of the preceding annual meeting, a shareholder's notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder's notice must set forth specified information about each nominee and the share-holder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

      COMMITTEES. The Board of Directors, which held seven meetings during 1997, has an Audit Committee and a Compensation and Stock Option Committee. A&B has no nominating or similar committee; the full Board of Directors performs that function.

      The current members of the Audit Committee, which held three meetings during 1997, are Mr. McKissick, Chairman, Ms. Shaw, and Messrs. Chun and Dods. The Audit Committee meets from time to time with A&B's independent auditors and has general responsibility for reviewing the accounting and auditing affairs of A&B.

      The current members of the Compensation and Stock Option Committee, which held five meetings during 1997, are Mr. Stockholm, Chairman, and Messrs. Denlea and King. The Compensation and Stock Option Committee has general responsibility for management and other salaried employee compensation, including incentive compensation and stock option plans.

      COMPENSATION OF DIRECTORS. Directors who are not employees of A&B (outside directors) receive an annual retainer of $16,000 and an additional $3,000 if also serving as Chairman of a Board committee. In 1997, outside directors received an attendance fee of $700 per Board meeting and, in addition, attendance fees of $700 and $600 per committee meeting if also serving as chairmen and members, respectively, of Board committees. All directors of A&B served as directors of A&B's ABHI and Matson subsidiaries and, in such capacities, outside directors received attendance fees of $700 per ABHI or Matson Board meeting. Directors who are employees of A&B do not receive compensation for serving as directors. Outside directors may defer up to 100 percent of their annual retainer and meeting fees until retirement or until such earlier date as they may select. No directors have deferred such fees.

      Under A&B's 1989 Non-Employee Director Stock Option Plan, approved by the shareholders at the 1989 Annual Meeting, a non-qualified stock option to purchase 3,000 shares of A&B common stock automatically will be granted at each Annual Meeting of Shareholders to each individual who is, at such meeting, elected or re-elected as an outside director of A&B. The option price per share is the average of the means between the highest and lowest sales prices per share of common stock for the five consecutive trading days prior to the grant date, and the option expires 10 years from the date of grant, or earlier if the optionee ceases to be a director. Options become exercisable six months after the grant date. At the 1997 Annual Meeting held on April 24, 1997, options to purchase 3,000 shares of A&B common stock, at an exercise price of $25.10 per share, were granted to each of the seven outside directors.

      A&B maintains life insurance, retirement and deferred compensation plans, and provides medical and dental benefits, for its directors who are not A&B employees. The life insurance program affords coverage of $50,000 for directors, as well as business travel accident coverage of $200,000 for directors and $50,000 for their spouses while accompanying directors on A&B business. Under the retirement plan, a director who has five or more years of service will receive, in addition to certain post-retirement health care insurance benefits, a lump sum payment upon retirement or attainment of age 65, whichever is later, that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect at the time of his or her retirement or other termination, plus 10 percent of that amount, up to an additional 50 percent, for each year of service as a director over five years.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

      The following table lists the names and addresses of the only share-holders known by A&B to have owned beneficially more than five percent of A&B's common stock outstanding on February 13, 1998, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.


Name and Address                      Amount of            Percent of
of Beneficial Owner              Beneficial Ownership         Class
-------------------              --------------------      ----------

Southeastern Asset                  4,351,600 (b)              9.7
   Management, Inc.
6410 Poplar Avenue
Suite 900
Memphis, Tennessee  38119

The Capital Group                   3,310,000 (c)              7.4
   Companies, Inc./Capital
   Research and Management
   Company
333 South Hope Street
Los Angeles, California
     90071

First Hawaiian Bank (a)             2,449,734 (d)              5.5
P. O. Box 3200
Honolulu, Hawaii  96847

The Harry and Jeanette              2,271,079 (e)              5.1
   Weinberg Foundation,
   Incorporated
7 Park Center Court
Owings Mills, Maryland  21117

Alexander C. Waterhouse             2,251,196 (f)              5.0
670 Queen Street #200
Honolulu, Hawaii  96813

____________________

(a) For additional information concerning relationships and transactions between A&B and First Hawaiian Bank, please see "Security Ownership of Directors and Executive Officers" and "Compensation Committee Interlocks and Insider Participation" below.

(b) As reported in Amendment No. 6 to Schedule 13G dated February 4, 1998 (the "Southeastern 13G") filed with the Securities and Exchange Commission. According to the Southeastern 13G, such shares are owned legally by investment advisory clients of Southeastern Asset Management, Inc. ("Southeastern"), and are held in discretionary accounts, with Southeastern having sole dispositive power over all such shares and sole voting power over 4,154,200 of such shares. In addition, according to the Southeastern 13G, (i) investment advisory clients of Southeastern own an aggregate of 1,036,400 shares (2.3% of A&B's outstanding common stock) in non-discretionary accounts over which Southeastern has no dispositive or voting power, and (ii) Longleaf Partners Fund and Longleaf Partners Realty Fund (collectively, "Longleaf"), which are investment companies, own 1,565,000 shares (3.5% of A&B's outstanding common stock) over which Longleaf has sole dispositive and voting power. Southeastern is Longleaf's investment counsel.

(c) The Capital Group Companies, Inc. ("Capital Group") is the parent holding company of various investment management companies which hold discre-tionary investment power and, in some cases, voting power over the shares reported in Amendment No. 1 to Schedule 13G dated February 10, 1998 (the "Capital 13G") filed with the Securities and Exchange Commission. According to the Capital 13G, Capital Research and Management Company, a wholly-owned subsidiary of Capital Group, or certain other subsidiaries of Capital Group, have sole dispositive power over all 3,310,000 shares and sole voting power over 525,000 shares.

(d) Shares are beneficially owned in a fiduciary capacity by the trust department of First Hawaiian Bank, as follows: shared voting and disposi-tive power - 1,975,652 shares, sole voting and dispositive power - 447,335 shares, sole voting and shared dispositive power - 6,000 shares, shared dispositive power only - 4,500 shares, shared voting power only - 1,000 shares, and sole dispositive power only - 400 shares. First Hawaiian Bank's trust department holds 14,847 shares over which it has neither voting nor dispositive power.

(e) As reported in Schedule 13G dated February 17, 1998 (the "Foundation 13G") filed by The Harry and Jeanette Weinberg Foundation, Incorporated (the "Foundation") with the Securities and Exchange Commission. According to the Foundation 13G, the Foundation has sole dispositive and voting power over 2,164,530 shares and shared dispositive and voting power over 106,549 shares.

(f) Amount includes (i) 663,646 shares owned by Waterhouse Properties, Inc., of which Mr. Waterhouse is Vice Chairman of the Board and 56 percent shareholder, having sole voting and dispositive power, (ii) an aggregate of 1,531,302 shares owned by the Martha A. Waterhouse Trust Estate, and three trusts established under the Will of John T. Waterhouse, deceased, of which Mr. Waterhouse is a co-trustee, having shared voting and dispositive power with First Hawaiian Bank and other trustees, (iii) 5,800 shares owned by the John Carl Waterhouse Trust, of which Mr. Waterhouse is a co-trustee, having shared voting and dispositive power with First Hawaiian Bank, (iv) 7,758 shares owned by Mr. Waterhouse as a life tenant, having sole voting and no dispositive power, and (v) 42,690 shares owned by Mr. Waterhouse, having sole voting and dispositive power. The above figure does not include 8,240 shares owned by Mr. Waterhouse's wife.

CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

      SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS. The following table shows the number of shares of A&B common stock beneficially owned as of February 13, 1998 by each director and nominee, by each executive officer named in the "Summary Compensation Table" below, and by directors, nominees and executive officers as a group (including one advisory director) and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.


Name or Number                       Amount of Beneficial       Percent of
   in Group                           Ownership (a)(b)(c)         Class
--------------                       --------------------       ----------

Michael J. Chun                            24,438                   --
John C. Couch                             588,682                  1.3
Leo E. Denlea, Jr.                         28,600                   --
Walter A. Dods, Jr.                        25,119                   --
Charles G. King                            29,885                   --
Carson R. McKissick                        31,000                   --
C. Bradley Mulholland                     416,202                  0.9
Maryanna G. Shaw                          886,230                  2.0
Charles M. Stockholm                       30,000                   --
W. Allen Doane                            177,262                  0.4
David G. Koncelik                         101,220                  0.2
Glenn R. Rogers                           227,932                  0.5
21 Directors, Nominees
    and Executive Officers              5,453,573                 11.7
    as a Group (d)
____________________

(a) Amounts do not include shares owned by spouses of those directors and executive officers who disclaim beneficial ownership thereof, as follows:
     Mr. McKissick - 600, and directors, nominees and executive officers as a group - 8,840. In addition, Mr. Stockholm and Ms. Shaw, who are husband and wife, each disclaim beneficial ownership of all shares beneficially owned by the other. Except as noted in footnote (d) below, amounts do not include shares beneficially owned in a fiduciary capacity by trust com-panies or the trust departments of banks of which A&B directors are directors or officers, or both, and shares held by foundations or trusts of which A&B directors are trustees or directors, as follows: First Hawaiian Bank - 2,449,734 shares, The Wallace Alexander Gerbode Foundation, of which Ms. Shaw and Mr. Stockholm are trustees - 40,000 shares, and the William Garfield King Educational Trust, of which Mr. King is a trustee - 400 shares.

(b) Amounts include shares as to which directors, nominees and executive officers have (i) shared voting and dispositive power, as follows:
     Mr. Chun - 438 shares, Mr. Denlea - 1,600 shares, Mr. King - 685 shares (held by a living trust of which Mr. King is a co-trustee), Mr. Mulholland - 37,678 shares, Ms. Shaw - 63,300 shares, Mr. Rogers - 1,109 shares, and directors, nominees and executive officers as a group - 1,668,787 shares, and (ii) sole voting power only, as follows:
     Mr. Couch - 1,836 shares, Mr. Mulholland - 2,212 shares,
     Mr. Rogers - 1,756 shares, and directors, nominees and executive officers as a group - 12,098 shares.

(c) Amounts include shares deemed to be owned beneficially by directors, nominees and executive officers because they may be acquired prior to May 8, 1998 through the exercise of stock options, as follows:
     Mr. Couch - 395,983, Mr. Mulholland - 338,400, Mr. Rogers - 196,200,
     Mr. Doane - 152,600, Mr. Koncelik - 94,800, Ms. Shaw and Messrs. Denlea, King, McKissick and Stockholm - 27,000 each, Messrs. Chun and Dods - 24,000 each, and directors, nominees and executive officers as a group - 1,876,081.

(d) Includes 2,251,196 shares beneficially owned by Alexander C. Waterhouse, an advisory director of A&B, of which 1,537,102 shares also are bene-ficially owned by First Hawaiian Bank in a fiduciary capacity.
     Mr. Waterhouse served as a director of A&B from 1974 to 1984. As an advisory director, Mr. Waterhouse is entitled to attend and participate in meetings of the Board and to receive director's compensation, but he has no vote.

      SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 requires A&B's directors and executive officers, and persons who own more than 10 percent of its common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Alexander C. Waterhouse, an advisory director, was required to report the sale of shares of A&B stock by a trust of which he is a co-trustee on or before May 10, 1997, but such sale was reported on February 13, 1998. The Company believes that during fiscal 1997, all other reports required to be filed under Section 16(a) by its directors and executive officers were filed on a timely basis.

EXECUTIVE COMPENSATION

      EQUITY INCENTIVE PLANS. A&B currently has two equity incentive plans applicable to executive officers and other key employees of A&B.

      Under A&B's 1989 Stock Option/Stock Incentive Plan ("1989 Plan"), adopted in 1989, eligible employees may be granted stock options with an exercise price not less than the fair market value of A&B common stock on the date of grant. The options generally become exercisable one year after the grant date, and the term of an option may not exceed 10 years. Also under the 1989 Plan, eligible employees may be awarded shares of A&B common stock as a reward for past services rendered to A&B or as an incentive for future services. As of February 13, 1998, options for 3,328,219 shares were outstanding under the 1989 Plan and 8,036 shares remained available for future issuance.

      Under the A&B Restricted Stock Bonus Plan, adopted in 1983, an employee who earns an award under A&B's One-Year Performance Improvement Incentive Plan ("One-Year Plan") or Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") may elect to apply up to 50% of the amount of such award to the purchase of A&B common stock. Such employee also may receive, at the discretion of the Compensation and Stock Option Committee ("Committee"), bonus shares with a value of up to 50% of the amount of the award taken in stock. If the employee leaves A&B's employ (for any reason other than retirement, death or disability) within three years after the award, the employee may lose all right, title and interest in the bonus shares which form part of that award, and the non-bonus shares will be subject to repurchase by A&B at the lesser of their fair market value at the time of repurchase or the amount of the award originally applied to their purchase. Shares awarded under the A&B Restricted Stock Bonus Plan may not be sold or transferred within three years after the award date. As of February 13, 1998, 493,909 shares had been issued under the A&B Restricted Stock Bonus Plan (of which 120,919 shares still were unvested), and 546,092 shares were available for future issuance.

      DEFERRED COMPENSATION PLAN. Under the A&B Deferred Compensation Plan, participants in the One-Year and Three-Year Plans may elect to defer up to 100% of the cash amounts earned under those Plans until retirement or other termination of employment, or an earlier date specified by the participant, and may elect to convert all or a portion (subject to specified limitations) of such deferred amounts into common stock-equivalent units that are valued on the basis of the fair market value of A&B stock. The balance of such deferred award will be credited with interest, compounded annually, at an annual rate equal to 1% above the New York Reserve Bank discount rate. Participants who convert all or part of a deferred award into common stock-equivalent units may, at the discretion of the Committee, be awarded as a bonus additional common stock-equivalent units of up to 50% of the number of those units into which that award was initially converted. If a participant terminates employment with A&B (for any reason other than retirement, death or disability), then such participant no longer will have any right, title or interest in any bonus common stock-equivalent units awarded within three years prior to the date of such termination, and the non-bonus common stock-equivalent units credited to the participant's account within that three-year period will be subject to conversion to cash at an amount equal to the lesser of the fair market value of A&B stock on the date of such termination or the dollar amount of the award that was converted into these non-bonus common stock-equivalent units.

      SUMMARY OF CASH AND OTHER COMPENSATION. The following table summarizes the cash and noncash compensation paid by A&B for services rendered, during each of the last three completed fiscal years, by A&B's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "named executive officers").


                                                        SUMMARY COMPENSATION TABLE



                                                                                      Long-Term Compensation
                                                                                      ----------------------
                                              Annual Compensation                      Awards                Payouts
                                       -----------------------------------    --------------------------     -------
       (a)                     (b)       (c)           (d)          (e)          (f)            (g)            (h)         (i)
                                                                   Other
                                                                   Annual     Restricted     Securities                  All Other
                                                                   Compen-      Stock        Underlying        LTIP       Compen-
     Name and                                                      sation       Awards      Options/SARs      Payouts     sation
Principal Position             Year    Salary($)    Bonus($)(3)    ($)(6)       ($)(7)           (#)          ($)(8)      ($)(11)
------------------             ----    ---------    -----------    -------    ----------    ------------      -------    ---------

John C. Couch                  1997     651,000     273,038(4)          0       220,462        73,500       265,000       59,428
Chairman of the Board,         1996     590,000     225,506(4)      6,234       328,016        60,000        41,828(9)    75,552
President and Chief Executive  1995     590,000      60,021(4)      7,551       152,903        75,000        41,952(9)    73,117
Officer of A&B

C. Bradley Mulholland          1997     440,807      75,008(4)        475       175,466        30,400        98,026(9)    33,095
President and Chief            1996     416,000     195,000             0             0        37,000        57,500       50,804
Executive Officer of Matson    1995     416,000      42,541(4)      4,565       125,176        45,000        41,034(9)    47,930

David G. Koncelik              1997     270,006     184,534(4)          0        30,716        35,600       212,500(10)   13,770
President and Chief Executive  1996     235,600     207,024(4)          0        34,476        23,200        56,250(10)   12,519
Officer of California and      1995     235,000      27,518(4)          0        41,232        24,000             0            0
Hawaiian Sugar Company, Inc.

W. Allen Doane (1)             1997     310,000     150,000(5)      1,241        74,994        28,100        50,006(9)    47,530
President and Chief            1996     285,000      83,012(4)        804       148,460        24,500        16,028(9)    15,113
Executive Officer of ABHI      1995     282,333      40,037(4)      2,808        86,187        30,000        17,526       14,399

Glenn R. Rogers (2)            1997     241,000      60,007(4)        601       164,988        27,900        50,006(9)    35,496
Executive Vice President,      1996     218,000      77,034(4)          0       143,936        24,300        19,030(9)    34,800
Chief Financial Officer        1995     218,000      42,541(4)      4,153        93,679        30,000        20,030(9)    34,323
and Treasurer of A&B

____________________

(1) Mr. Doane was appointed President of A&B-Hawaii, Inc. ("ABHI") effective April 1995, and Chief Executive Officer of ABHI effective January 1997.
     In accordance with applicable requirements, the table includes information with respect to Mr. Doane's compensation as an executive officer during 1995 prior to the time he became President of ABHI.

(2) Mr. Rogers was appointed Executive Vice President effective July 1997. He had been Vice President, and continues to be Chief Financial Officer and Treasurer, since April 1993.

(3) "Bonus" consists of cash amounts earned for the fiscal year identified in column (b) under A&B's One-Year Performance Improvement Incentive Plan ("One-Year Plan").

(4) Represents the portion of the named executive officers' award under the One-Year Plan payable in cash. The named executive officers elected to receive the balance of their One-Year Plan award in restricted stock, the value of which is included in column (f).

(5) Includes (i) the portion of the named executive officer's award under the One-Year Plan which such officer elected to defer under the A&B Deferred Compensation Plan and to convert into common stock-equivalent units, and
     (ii) additional common stock-equivalent units awarded, in the discretion of the Committee, in an amount equal to 50% of the common stock-equivalent units into which the deferred One-Year Plan award was converted.

(6) "Other Annual Compensation" consists of amounts reimbursed to the named executive officers for their estimated income tax liability by reason of A&B's payments for the cost of personal excess liability insurance. It does not include the aggregate amount of perquisites received by each named executive officer, which for each fiscal year in question was less than the lesser of $50,000 or 10% of reported salary and bonus.

(7) Represents (i) the dollar amount of One-Year Plan awards, for the fiscal year identified in column (b), elected to be received in stock, (ii) the dollar amount of Three-Year Plan awards, for the three-year plan cycle ending with and including the fiscal year identified in column (b), elected to be received in stock, and (iii) additional stock awarded, in the discretion of the Committee, in an amount equal to 50% of the dollar amount of the One-Year Plan and/or Three-Year Plan award that the named executive officer has elected to take in stock. As of December 31, 1997, the number and value (based upon a $27.3125 per share closing price of A&B's common stock on such date) of shares of restricted stock held by the named executive officers are as follows: Mr. Couch - 35,789 shares ($977,487); Mr. Mulholland - 17,795 shares ($486,026); Mr. Koncelik -
     4,541 shares ($124,026); Mr. Doane - 16,177 shares ($441,834); and
     Mr. Rogers - 15,596 shares ($425,966). Dividends are payable on the restricted shares if and to the extent payable on A&B's common stock generally.

(8) "LTIP Payouts" consist of cash amounts earned under the Three-Year Plan for the three-year plan cycle ending with and including the fiscal year identified in column (b).

(9) Represents the portion of the named executive officers' award under the Three-Year Plan payable in cash. The named executive officers elected to receive the balance of their Three-Year Plan award in restricted stock, the value of which is included in column (f).

(10) Represents (i) the entire amount of the named executive officer's award under the Three-Year Plan, including the portion of such amount which such officer elected to defer under the A&B Deferred Compensation Plan and to convert into common stock-equivalent units, and (ii) additional common stock-equivalent units awarded, in the discretion of the Committee, in an amount equal to 50% of the common stock-equivalent units into which the deferred Three-Year Plan award was converted.

(11) "All Other Compensation" for 1997 includes: (i) amounts contributed by A&B to the A&B Profit Sharing Retirement Plan (Mr. Couch - $8,160,
     Mr. Mulholland - $8,160, Mr. Koncelik - $8,160, Mr. Doane - $8,160 and
     Mr. Rogers - $8,160); (ii) amounts accrued for profit sharing under the A&B Excess Benefits Plan, pursuant to which executives chosen by the Committee receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B's qualified plans (Mr. Couch - $25,041, Mr. Mulholland - $14,321, Mr. Koncelik - $5,610,
     Mr. Doane - $7,650 and Mr. Rogers - $4,131); and (iii) amounts contributed by A&B for the accounts of the named executive officers under the A&B Executive Survivor/Retirement Benefit Plan, pursuant to which executives selected by the Chief Executive Officer of A&B receive benefits in lieu of coverage over $50,000 which otherwise would be provided under A&B's group life insurance program (Mr. Couch - $26,227, Mr. Mulholland - $10,614,
     Mr. Doane - $31,720 and Mr. Rogers - $23,205).

OPTION GRANTS. The following table contains information concerning the grant of stock options under A&B's 1989 Stock Option/Stock Incentive Plan during 1997 to the named executive officers.



                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                  INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------


                         Number of     Percent of Total
                         Securities      Options/SARs     Exercise
                         Underlying       Granted to      or Base                        Grant Date
                        Options/SARs      Employees        Price                        Present Value
   Name                  Granted (#)    in Fiscal Year    ($/share)   Expiration Date      ($)(c)
   ----                 ------------   ----------------   ---------   ---------------   -------------

John C. Couch           73,500(a)           13.0%          26.250     January 21, 2007     556,395
                        18,913(b)            3.3%          32.625     January 24, 2005     115,748
                        38,219(b)            6.8%          34.875     January 23, 2006     148,672


C. Bradley Mulholland   30,400(a)            5.4%          26.250     January 21, 2007     230,128


David G. Koncelik       35,600(a)            6.3%          26.250     January 21, 2007     269,492


W. Allen Doane          28,100(a)            5.0%          26.250     January 21, 2007     212,717


Glenn R. Rogers         27,900(a)            4.9%          26.250     January 21, 2007     211,203

___________________

(a) Options granted on January 22, 1997 under the 1989 Stock Option/Stock Incentive Plan ("1989 Plan") with an exercise price per share equal to the fair market value of the underlying shares of A&B common stock on the grant date. These options became exercisable one year after the date of grant. No stock appreciation rights were granted with these options.
     Each of these granted options ("original option") contains a reload feature, pursuant to which the optionee automatically will be granted a new option to the extent the original option is exercised within five years after the grant date through the optionee's delivery of previously-acquired shares of A&B common stock in payment of the exercise price, and certain other conditions are satisfied at the time of such exercise. The reload option will be granted at the time the original option is so exercised, and will allow the optionee to purchase the same number of shares of A&B common stock as is delivered in exercise of the original option. The reload option will have an exercise price per share equal to the greater of (i) the fair market value per share of A&B common stock on the date the reload option is granted or (ii) 150% of the exercise price per share in effect under the original option. The reload option will not become exercisable unless the shares purchased under the original option have been held for at least two years. In certain merger, reorganization or change in control situations involving A&B, the exercisability of options under the 1989 Plan, whether original or reload options, will be accelerated in accordance with the terms of the grant, and options may be surrendered for a cash distribution per share equal to the difference between the fair market value of the option share (or, if greater, the change in control consideration paid per share) and the exercise price.

(b) Reload options for 18,913 shares and for 38,219 shares were granted on February 26, 1997 and July 23, 1997, respectively, under the 1989 Plan, in each case with an exercise price per share equal to 150% of the exercise price per share in effect under the original option. See footnote (a) above for additional information.

(c) Based on an option pricing model proposed by A&B's independent compensa-tion consultant that projects future gains from stock options. This option pricing model modifies the Black-Scholes model by using the average stock price volatility for a broad range of stocks and converting the results into explicit price growth assumptions consistent with the Capital Asset Pricing Model ("CAP-M"). The assumptions used in this pricing model are as follows: (i) the market value of A&B stock will increase at a uniform rate of 10% compounded annually, (ii) stock options will be exercised five years from the date of grant, (iii) projected future gains are discounted back to the date of grant using a 15% discount rate, and (iv) the resulting current dollar values are further discounted by 5% to take into account the probability the stock options will be forfeited as a result of executives' termination of employment within one year of the grant date. This option pricing model makes no explicit assumptions about A&B's future dividend yields, but the CAP-M price growth and discount factors implicitly assume an average dividend yield of between 2% and 3% for the broad market. There is no assurance the value realized by an executive officer will be at or near the value estimated by this option pricing model. The actual value, if any, an executive officer may realize will depend upon how much the stock price has increased over the exercise price on the date the option is exercised.

      OPTION EXERCISES AND FISCAL YEAR-END HOLDINGS. The following table provides information, with respect to the named executive officers, concerning
(i) the exercise of stock options and stock appreciation rights during the 1997 fiscal year and the value realized in connection with such exercise, and
(ii) the number and value of unexercised options held as of December 31, 1997.



              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                         Number of Securities           Value of Unexercised
                                                        Underlying Unexercised              In-the-Money
                                                           Options/SARs At                  Options/SARs
                                                              FY-End (#)                  At FY-End ($)(c)
                    Shares                              ----------------------          --------------------
                    Acquired           Value
   Name          on Exercise (#)    Realized ($)     Exercisable    Unexercisable   Exercisable    Unexercisable
   ----          ---------------    ------------     -----------    -------------   -----------    -------------

John C. Couch       126,317(a)       487,338(b)        322,483         168,295        510,352         101,063

C. Bradley                0                0           308,000          30,400        738,125          41,800
Mulholland

David G.                  0                0            59,200          35,600        250,000          48,950
Koncelik

W. Allen Doane            0                0           124,500          28,100        400,313          38,638

Glenn R. Rogers           0                0           168,300          27,900        416,313          38,363

___________________

(a) Includes 21,091 shares with respect to which tandem stock appreciation rights were exercised.

(b) Based on the highest sales price of A&B common stock on date of exercise minus the exercise price.

(c) Based on the highest sales price of A&B common stock on December 31, 1997 ($27.625 per share), minus the exercise price.

      LONG-TERM INCENTIVE PLANS. The following table provides information, with respect to the named executive officers, concerning threshold, target and maximum award levels determined in 1997 under A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") for the three-year performance cycle beginning 1998 and ending 2000. Under the Three-Year Plan, neither shares, units nor other quantifiable rights are awarded to participants at the outset of the three-year cycle. Instead, at the beginning of the plan cycle, the Compensation and Stock Option Committee ("Committee"), with the advice and recommendations of management, identifies the participants for the Three-Year Plan and formulates the performance goals to be achieved for the plan cycle. Goals are established for A&B as a whole, for each operating unit, and for each individual participant. At the end of each plan cycle, results are compared with goals, and awards are made accordingly. Aggregate awards for all participants under the Three-Year Plan generally are limited by minimum pre-tax income levels for A&B set by the Committee in advance of each plan cycle, and if such minimum levels are not reached, the aggregate awards to participants are reduced proportionately. Participants may elect to receive awards earned under the Three-Year Plan entirely in cash or up to 50 percent in shares of A&B stock and the remainder in cash. Alternatively, participants may defer all or a portion of such awards. See "Executive Compensation - Deferred Compensation Plan" above for information on the A&B Deferred Compensation Plan. Cash amounts earned under the Three-Year Plan are reported in the "Summary Compensation Table" above for the year for which those amounts are earned, under column (h).


             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR


                                              Estimated Future Payouts Under
                        Performance or        Non-Stock Price-Based Plans (2)
                        Other Period       ------------------------------------
                       Until Maturation
      Name               or Payout (1)     Threshold($)  Target($)   Maximum($)
      ----             ----------------    ------------  ---------   ----------
John C. Couch        December 31, 2000       165,500      331,000      662,000

C. Bradley           December 31, 2000        97,500      195,000      390,000
Mulholland

David G. Koncelik    December 31, 2000        64,500      129,000      258,000


W. Allen Doane       December 31, 2000        58,000      116,000      232,000


Glenn R. Rogers      December 31, 2000        54,500      109,000      218,000

___________________

(1)  Performance period beginning January 1, 1998 and ending December 31, 2000.

(2) In addition to the amounts shown, if the executive officers elect to receive any portion of their awards in restricted shares of A&B common stock, the Committee may, in its sole discretion, award additional shares of A&B common stock under the A&B Restricted Stock Bonus Plan valued at up to 50 percent of the amount of the awards elected to be taken in stock. Also, if the executive officers elect to defer all or a portion of their awards under the A&B Deferred Compensation Plan and to convert the deferred amount into common stock-equivalent units, the Committee may, in its sole discretion, award additional common stock-equivalent units of up to 50 percent of the number of such units into which the deferred award is initially converted.

      RETIREMENT PLAN. The A&B Retirement Plan for Salaried Employees, a non-contributory defined benefit pension plan, provides retirement benefits to A&B's salaried employees who are not subject to collective bargaining agreements. The table below shows estimated annual retirement benefits to covered participants at normal retirement age (age 65) under this plan, including amounts payable under A&B's Excess Benefits Plan, pursuant to which executives chosen by the Committee will receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B plans.

                               PENSION PLAN TABLE

Remuneration                           Years of Service
------------  --------------------------------------------------------------
                 15            20            25           30           35
                 --            --            --           --           --

$ 125,000     $ 32,820      $ 43,760      $ 54,700     $ 60,170     $ 65,640
  150,000       39,757        53,010        66,262       72,888       79,514
  175,000       46,695        62,260        77,825       85,607       93,390
  200,000       53,632        71,510        89,387       98,326      107,264
  250,000       67,507        90,010       112,512      123,763      135,014
  300,000       81,382       108,510       135,637      149,201      162,764
  400,000      109,132       145,510       181,887      200,076      218,264
  500,000      136,882       182,510       228,137      250,951      273,764
  600,000      164,632       219,510       274,387      301,826      329,264
  700,000      192,382       256,510       320,637      352,701      384,764
  800,000      220,132       293,510       366,887      403,576      440,264
  900,000      247,882       330,510       413,137      454,451      495,764
1,000,000      275,632       367,510       459,387      505,326      551,264
1,100,000      303,382       404,510       505,637      556,201      606,764
1,200,000      331,132       441,510       551,887      607,076      662,264

      Retirement benefits are based on participants' average monthly compensa-tion in the five highest consecutive years of their final 10 years of service. Compensation includes base salary, overtime pay, certain commissions and fees, shift differentials and one-year bonuses. Credited years of service as of March 1, 1998 for the persons named in the "Summary Compensation Table" above are: Mr. Couch - 21.5, Mr. Mulholland - 32.6, Mr. Koncelik - 9.3, Mr. Doane - 6.9, and Mr. Rogers - 22.6. The amounts are based on an ordinary straight life annuity payable at normal retirement age, and do not give effect to social security offsets.

      SEVERANCE AGREEMENTS. A&B has entered into severance agreements (the "Severance Agreements") with Messrs. Couch, Mulholland, Koncelik, Doane and Rogers in order to encourage their continued employment with A&B by providing them with greater security in the event of termination of their employment following a change in control of A&B. A&B also has entered into Severance Agreements with seven other employees, including three other executive officers. Each Severance Agreement has an initial two-year term and is automatically extended at the end of each term for a successive one-year period, unless terminated by A&B. The Severance Agreements provide for certain severance benefits if the executive's employment is terminated by A&B without "cause" or by the executive for "good reason" following a "change in control" of A&B (as those terms are defined in the Severance Agreements). Upon such termination of employment, the executive will be entitled to receive a lump sum severance payment equal to two times the sum of the executive's base salary plus certain awards and amounts under various A&B incentive and deferred compensation plans, and an amount equal to the spread between the exercise price of outstanding options held by the executive and the higher of the then current market price of A&B common stock or the highest price paid in connection with a change in control of A&B. In addition, A&B will maintain all (or provide similar) employee benefit plans for the executive's continued benefit for a period of two years after termination. Each Severance Agreement provides for a tax gross-up payment to offset any excise taxes that may become payable by an executive by reason of Sections 280G and 4999 of the Internal Revenue Code if the executive's employment is terminated without cause or for good reason following a change in control of A&B.


COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation and Stock Option Committee ("Committee") of the Board of Directors directs the management of A&B's executive compensation program. The Committee is composed entirely of independent, non-employee Board members, and is assisted by an international management consulting firm that advises the Committee on compensation matters.

COMPENSATION PHILOSOPHY

      The Committee has implemented an executive compensation philosophy, approved by the Board, that seeks to relate executive compensation to corporate performance, individual performance and creation of shareholder value. This philosophy is achieved through a performance-based compensation system, pursuant to which a substantial portion of executive officers' compensation is based on the short-term and long-term results achieved for A&B and A&B shareholders and on the executive officers' individual performances. For 1997, approximately 63% of the compensation of named executive officers in the above Summary Compensation Table was in the form of non-salary, performance-based compensation.

      Consistent with this compensation philosophy, and to enhance the linkage between the financial interests of executive officers and those of A&B shareholders, the Board of Directors, in June 1994, approved stock ownership guidelines that recommend specified minimum levels of ownership of A&B stock to be met by executive officers within a period of five years. These recommended minimum levels range from ownership of A&B stock with a value of one times base salary to, in the case of the Chief Executive Officer, ownership of A&B stock with a value of five times base salary.

      An objective of the executive compensation philosophy is to enable executive officers to receive above-average compensation, compared with compensation of executive officers with comparable job responsibilities at other companies, in order that A&B will be able to attract, retain and motivate executive officers. Achievement of above-average compensation is tied to corporate and individual results and the performance of A&B stock, so there is no assurance that this level of compensation will be achieved.

      Comparative data is provided by the Committee's independent compensation consultant and is based on national compensation survey data from approximately 370 industrial companies, controlled for size and complexity. This survey data includes none of the three companies (other than A&B) included in the Dow Jones Marine Transportation Index used in the Shareholder Return Performance Graph which appears in this Proxy Statement. A&B competes for executive talent across a broad group of industries, so survey data based on a broad group of industrial companies is more appropriate than survey data based on just the companies in the Dow Jones Marine Transportation Index.

      Consistent with the foregoing compensation objectives, the Committee will not necessarily limit executive compensation to that amount deductible by A&B under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee nevertheless will consider the deductibility of executive compensa-tion as one factor in its consideration of compensation matters, and will consider reasonable steps and alternatives to preserve the deductibility of compensation payments.

      In accordance with the Committee's executive compensation philosophy, the major components of compensation under A&B's executive compensation program consist of: (i) base salary, (ii) annual incentive compensation pursuant to the One-Year Performance Improvement Incentive Plan ("One-Year Plan"), and
(iii) long-term incentive compensation pursuant to the Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") and the 1989 Stock Option/Stock Incentive Plan.

BASE SALARY

      Adjustments to base salary, if any, are considered annually by the Committee. The Committee reviews the salary adjustments for the executive officers (other than the Chief Executive Officer) with the Chief Executive Officer and the senior human resources executive. In making a salary adjustment, the Committee considers the executive officer's performance in the past year, the previously-described survey data provided by its independent compensation consultant pertaining to the salary level necessary for A&B to pay competitively, and projected salary increases in the coming year for executive officers in the diversified group of companies selected by its independent compensation consultant, but does not consider any specific corporate performance factor. For 1997, the base salaries of the Chief Executive Officer and executive officers as a group were set to approximate a range between the 25th and 75th percentile of salaries in such diversified group.

ANNUAL INCENTIVES

      The One-Year Plan provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B. In determining the size of an incentive award to an executive officer, the Committee considers both corporate performance and individual performance (the latter includes the performance of the business unit for which the executive officer is responsible) in the past year. Corporate performance counts toward 10%-60% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 1997 plan cycle, the corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65%) and return on adjusted net assets (35%). The relevant corporate performance factors and their relative weights are determined annually by the Committee, and therefore are subject to change for future plan cycles. At the beginning of each one-year plan cycle, the goals for these corporate performance factors, as well as the goals for the specific business units for which the executive officers are responsible and the goals for the individuals themselves, are identified, and threshold, target and maximum award levels are assigned. At the end of each plan cycle, the amounts of the incentive awards, if any, are determined by comparing results with the performance goals. Aggregate awards under the One-Year Plan are limited by whether A&B meets certain levels of corporate performance set by the Committee in advance of each plan cycle. The Committee, however, retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the unit or the individual.

LONG-TERM INCENTIVES

      The Three-Year Plan is structured like the One-Year Plan, but provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B on the basis of corporate performance and individual performance over a three-year performance cycle. Corporate performance counts toward 10%-100% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 1995-1997 plan cycle, the specific corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (50%), corporate cash flow from operations (25%) and return on average total capital (25%). As with the One-Year Plan, the relevant corporate performance factors and their relative weights are determined annually by the Committee, and therefore are subject to change for future plan cycles. In addition, as with the One-Year Plan, the specific business unit performance factors used in assessing individual performance, and their relative weights, vary by business unit and job position. These business unit performance factors include, but are not limited to, profit before income tax, cash flow from operations, revenue, cost reduction, gross margin, and cost of crops.

      Stock option grants under the 1989 Stock Option/Stock Incentive Plan are considered annually by the Committee. Stock option grants are viewed as a desirable long-term compensation method because they link directly the financial interests of executive officers with those of shareholders. Stock options are granted in the discretion of the Committee. In determining the size of a stock option award to an executive officer, the Committee considers the role of the executive officer and corporate performance and individual performance in the past year, without assigning specific weight to any particular factor. In determining the size of stock option awards, the Committee does not consider amounts of stock options outstanding, but does consider the size of previously-granted stock options and the aggregate size of current awards.

CHIEF EXECUTIVE OFFICER COMPENSATION

      In 1997, the Committee approved a base salary increase for the Chief Executive Officer based on the Chief Executive Officer's performance in the previous year and the salaries of other executive officers with comparable job responsibilities in the diversified group of companies selected by its independent compensation consultant. In this regard, the Committee's objective was to maintain a competitive base salary, which was set to correspond to a level between the average and the 75th percentile of base salaries in the selected diversified group of companies. Mr. Couch's award under the Three-Year Plan for the 1995-1997 performance cycle was below target, reflecting above-target corporate profit before income tax, below-target return on average total capital and below-target corporate cash flow from operations.
Mr. Couch's award under the One-Year Plan for 1997 was above target, reflecting slightly below-target corporate profit before income tax and above-target return on adjusted net assets. Mr. Couch also received a stock option grant totaling 73,500 shares in 1997. That grant was based on an overall review of corporate performance in 1996, without focus on any specific corporate performance measure, and an assessment of Mr. Couch's past and expected contributions.

      The foregoing report is submitted by Mr. Stockholm (Chairman), and Messrs. Denlea and King.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current members of the Compensation and Stock Option Committee are Mr. Stockholm, Chairman, and Messrs. Denlea and King. Since April 20, 1995, Mr. Couch, Chairman of the Board, President and Chief Executive Officer of A&B, has served as a member of the Executive Compensation Committee of First Hawaiian, Inc. Mr. Dods, a director of A&B, is Chairman of the Board and Chief Executive Officer of First Hawaiian, Inc., and Chairman of the Board and Chief Executive Officer of its banking subsidiary, First Hawaiian Bank.

      First Hawaiian Bank (i) has a 29 percent participation in and is agent for a $155,000,000 revolving credit and term loan agreement with A&B and ABHI, under which $35,000,000 was outstanding at February 13, 1998, (ii) has a revolving credit agreement with A&B under which the amount outstanding ($5,500,000 at February 13, 1998), when combined with First Hawaiian Bank's share of amounts drawn under the previously-described $155,000,000 revolving credit and term loan agreement, may not exceed $45,000,000, (iii) has 16.34 percent and 16.08 percent beneficial interests in trusts that hold 20 percent equity investments in the original hull and midbody improvements, respectively, of the S.S. Lurline, a vessel chartered to Matson for 25 years, subject to an option to renew the charter (expiring in August 1998) for up to five years, which interests were received in consideration of an aggregate equity investment participation commitment of $2,040,500, (iv) had a 22.9 percent beneficial interest in a leveraged lease to lease containers to Matson, which interest terminated in December 1997, (v) has issued a $12,800,000 letter of credit on behalf of Matson for insurance security purposes, (vi) has a 40 percent participation in a $100,000,000 revolving credit facility with California and Hawaiian Sugar Company, Inc. ("C&H"), under which no amount was outstanding at February 13, 1998, and (vii) has a $10,000,000 line of credit with C&H to support the issuance of letters of credit, under which $8,743,202 was outstanding at February 13, 1998.

SHAREHOLDER RETURN PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on A&B's common stock against the cumulative total return of the S&P Composite - 500 Stock Index and the Dow Jones Marine Transportation Index. The Dow Jones Marine Transportation Index is a published index consisting of four companies, including A&B. For illustrative purposes, the Company again has chosen to display the Dow Jones Real Estate Investment Index in the comparison.

*$100 INVESTED ON DECEMBER 31, 1992 IN ALEXANDER & BALDWIN, INC. COMMON STOCK,
 THE S&P 500 STOCK INDEX, THE DJ MARINE TRANSPORTATION INDEX AND THE DJ REAL ESTATE INVESTMENT INDEX. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. FISCAL YEARS ENDING DECEMBER 31.

                               1992    1993    1994    1995    1996    1997
                               ----    ----    ----    ----    ----    ----

  Alexander & Baldwin, Inc.     100     112      97     104     117     132
  S&P Composite - 500           100     110     112     153     189     252
  DJ Marine Transportation      100     128     118     134     164     197
  DJ Real Estate Investment     100     117     111     138     185     219


APPROVAL OF 1998 STOCK OPTION/STOCK INCENTIVE PLAN

      Subject to shareholder approval at the Annual Meeting, the Board of Directors has adopted the Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan (the "1998 Plan"). Employees, including officers and employee directors, who provide valuable services to A&B or its subsidiaries will have an opportunity under the 1998 Plan to acquire a proprietary interest in A&B, or otherwise increase their proprietary interest, and thereby be encouraged to remain in the employ of A&B or its subsidiaries.

      A description of the 1998 Plan is set forth in Appendix A to this proxy statement. The description is intended to be a summary of the material provisions of the 1998 Plan and does not purport to be complete. A copy of the 1998 Plan will be furnished to any shareholder upon request.

      The Board of Directors believes that competition for experienced and qualified personnel makes it necessary for A&B to provide equity incentives in order to attract and retain the services of key employees. A&B's existing employee stock option plan, the 1989 Stock Option/Stock Incentive Plan, will expire in January 1999. Accordingly, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE 1998 STOCK OPTION/STOCK INCENTIVE PLAN. The affirmative vote of a majority of the outstanding shares of A&B's common stock is required for approval. Should such shareholder approval not be obtained, the 1998 Plan will not be implemented.

APPROVAL OF THE 1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

      Subject to shareholder approval at the Annual Meeting, the Board of Directors has adopted the Alexander & Baldwin, Inc. 1998 Non-Employee Director Stock Option Plan (the "1998 Director Plan"). The purpose of the 1998 Director Plan is to make service on A&B's Board more attractive to present and prospective non-employee, or outside, directors, since the continued services of qualified outside directors are considered essential to the management, growth and sustained financial success of A&B.

      A description of the 1998 Director Plan is set forth in Appendix B to this proxy statement. The description is intended to be a summary of the material provisions of the 1998 Director Plan and does not purport to be complete. A copy of the 1998 Director Plan will be furnished to any share-holder upon request.

      Outside directors of A&B currently receive, under A&B's 1989 Non-Employee Director Stock Option Plan ("1989 Director Plan"), an automatic grant, at each annual meeting of the shareholders, of a stock option to purchase 3,000 shares of A&B common stock at an exercise price equal to the fair market value of A&B common stock on the date of grant. The options generally are exercisable six months after the grant date, and the term of an option may not exceed 10 years. As of February 13, 1998, options for 192,000 shares were outstanding under the 1989 Director Plan and 143,000 shares remained available for future issuance. Each outside director reelected at the Annual Meeting will receive a 3,000-share option grant under the 1989 Director Plan. If the 1998 Director Plan is approved by shareholders, no further option grants will be made under the 1989 Director Plan, which will expire in January 1999, and the 1998 Director Plan will serve as the successor option grant program for the outside directors.

      The Board of Directors believes that competition for experienced and qualified individuals makes it necessary for A&B to provide equity incentives in order to attract and retain the services of qualified outside directors. Accordingly, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE 1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. The affirmative vote of a majority of the outstanding shares of A&B's common stock is required for approval. Should such shareholder approval not be obtained, the 1998 Director Plan will not be implemented.

ELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has nominated Deloitte & Touche LLP for election as auditors of A&B for the ensuing year. Deloitte & Touche LLP and its predecessors have served A&B as such since 1957. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

OTHER BUSINESS

      The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those set forth in this proxy statement properly come before the Annual Meeting, the proxyholders named in the accompanying proxy will vote upon them in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 1999

      Proposals of shareholders intended to be presented at the 1999 Annual Meeting of A&B must be received at the headquarters of A&B on or before November 9, 1998 in order to be considered for inclusion in the 1999 proxy statement and proxy.

                                    By Order of the Board of Directors

                                    /s/ Michael J. Marks

                                    MICHAEL J. MARKS
                                    Vice President, General
                                    Counsel and Secretary


March 9, 1998

                                                                   APPENDIX A


                  DESCRIPTION OF THE ALEXANDER & BALDWIN, INC.
                     1998 STOCK OPTION/STOCK INCENTIVE PLAN



      TERM. The Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan (the "Plan") was adopted by A&B's Board of Directors (the "Board") on January 22, 1998, and will become effective as of such date, provided it is approved by the shareholders at the 1998 Annual Meeting. The Plan will terminate on the earlier of (i) the close of business on January 21, 2008 or
(ii) the date on which all shares available for issuance under the Plan have been issued or canceled pursuant to (a) the exercise of outstanding stock options under the Plan or (b) the issuance of shares under the Stock Issuance Program (discussed below).

      ADMINISTRATION. The Plan is administered by the Compensation and Stock Option Committee (the "Committee") comprised of two or more Board members appointed by the Board. The Committee has full authority to determine which eligible individuals are to receive option grants, share right awards or direct stock issuances under the Plan, the number of shares to be covered by each such award, the date or dates on which the granted option is to become exercisable or the shares are to be issued or to vest, and the maximum term for which any granted option is to remain outstanding. In addition, the Committee has full authority to accelerate the exercisability of outstanding options or the issuance or vesting of shares under the Plan, all upon such terms and conditions as it deems appropriate. The present members of the Committee are Mr. Charles M. Stockholm, Chairman, and Messrs. Leo E. Denlea, Jr. and
Charles G. King.

      The Committee also will have the authority, subject to the express pro-visions of the Plan, to change the terms and conditions of any outstanding option grant, share right award or unvested share issuance, but, without the consent of the holder, no such change may affect adversely the holder's rights and obligations under the Plan or the outstanding grant, share right award or stock issuance.

      ELIGIBILITY. Option grants, share right awards and direct stock issuances may be made only to employees (including officers and employee directors) of A&B or its 50-percent-or-more-owned subsidiaries (corporate or non-corporate), and to non-employee directors of such subsidiaries. A&B estimates that at present approximately 2,900 employees are eligible to receive option grants, share right awards or direct stock issuances under the Plan, including 13 executive officers.

      Option grants, share right awards and direct stock issuances may be made under the Plan to eligible employees, whether or not they previously have received stock option grants, share right awards or direct stock issuances under the Plan or under any other stock plan or other compensation or benefit program of A&B or its subsidiaries. However, the maximum number of shares of A&B common stock for which any one individual participating in the Plan may be granted stock options, share right awards or direct stock issuances may not exceed 500,000 shares in the aggregate per calendar year. The 500,000-share limitation will be subject to periodic adjustment in the event of certain changes in A&B's capital structure, as explained below. Non-employee members of the Board will not be eligible to receive option grants, share right awards or direct stock issuances under the Plan.

      STOCK SUBJECT TO THE PLAN. The stock issuable under the Plan will be shares of A&B's authorized but unissued common stock or shares of common stock reacquired by A&B and held as Treasury shares ("Common Stock"). The total number of shares of Common Stock issuable over the term of the Plan will not exceed 2,100,000 shares, subject to periodic adjustment for certain changes in A&B's capital structure, as explained below. Of the 2,100,000 shares, the maximum number of shares of Common Stock issuable pursuant to share right awards or direct stock issuances may not exceed 250,000 in the aggregate over the term of the Plan, subject to the adjustment described below.

      If any option granted under the Plan expires or terminates for any reason prior to exercise in full, then the number of shares subject to the portion of the option not so exercised will be available for future option grants, share right awards or direct stock issuances under the Plan. Unvested shares of Common Stock purchased by A&B pursuant to its repurchase rights under the Plan will not be available for subsequent issuance. Should the exercise price of an option granted under the Plan be paid with shares of Common Stock, or should shares of Common Stock otherwise issuable under the Plan be withheld by A&B in satisfaction of the withholding taxes incurred in connection with the exercise of an option under the Plan, then the number of shares of Common Stock available for issuance under the Plan will be reduced only by the net number of shares of Common Stock issued to the holder of such option, and not by the gross number of shares for which the option is exercised.

      In the event any change is made to the Common Stock issuable under the Plan (whether such change occurs by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in capital structure effected without A&B's receipt of consideration), then the maximum number and/or class of securities issuable over the term of the Plan, the maximum number and/or class of securities for which any one individual participating in the Plan may be granted stock options, share right awards or direct share issuances under the Plan per calendar year, and the number and/or class of securities which may be issued in the aggregate pursuant to share right awards or direct stock issuances, will be adjusted automatically to reflect such change, and appropriate adjustments also will be made to the number and/or class of securities and the price per share in effect under each outstanding option in order to prevent dilution or enlargement of the rights and benefits thereunder.

      VALUATION. The fair market value per share of Common Stock on any relevant date will be the mean between the highest and lowest selling prices per share of Common Stock on such date, as quoted on the Nasdaq National Market (or any successor system). Should the Common Stock become traded on a national securities exchange, then the fair market value per share will be the mean between the highest and lowest selling prices on such exchange on the date in question, as such price is quoted on the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on the Nasdaq National Market (or national securities exchange) on the date in question, then the fair market value will be the mean between the highest and lowest selling prices on the Nasdaq National Market (or such securities exchange) on the last preceding date for which such quotation exists. On February 13, 1998, the fair market value of the Common Stock determined on such basis was $28.125 per share.

      STRUCTURE OF THE PLAN.  The Plan is divided into two separate components:
The Discretionary Option Grant Program and the Stock Issuance Program.

      (1)  DISCRETIONARY OPTION GRANT PROGRAM.

           (a) TERMS. Under the Discretionary Option Grant Program, eligible individuals may be granted options to purchase shares of Common Stock at an option price equal to 100 percent of the fair market value per share on the grant date.

           Each option will be for a term of years (not in excess of ten) determined by the Committee. The Committee will have the discretion to make each option granted under the Plan immediately exercisable for the full number of option shares or have the option become exercisable in installments over the option term.

           The option price will become due immediately upon exercise of an option and may be paid in cash or in shares of Common Stock valued at fair market value on the option exercise date.

           (b)  RELOAD OPTIONS.

                (i) The Committee will have full power and authority, exercisable in its sole discretion, either at the time an option is granted under the Discretionary Option Grant Program or at any time while such option remains outstanding, to incorporate a reload feature into that option. To the extent an option with such a reload feature (the "Original Option") subsequently is exercised through the delivery of previously-acquired shares of Common Stock in payment of the exercise price, the optionee automatically will be granted, at the time of such exercise, a new option (the "Reload Option") to purchase the number of shares of Common Stock so delivered. In addition, to the extent one or more options granted with such a reload feature under the 1989 Stock Option/Stock Incentive Plan ("1989 Plan") are exercised with shares of Common Stock at a time when there are not enough shares of Common Stock under the 1989 Plan to cover the Reload Option, then that Reload Option will be granted under the new Plan.

                (ii) Each Reload Option will be exercisable upon substantially the same terms and conditions as the Original Option to which it relates, except for the following differences:

                      (A) The exercise price per share will be equal to the fair market value per share of Common Stock on the date the Reload Option is granted. However, the Committee will have full power and authority to structure the Reload Option so that the exercise price per share will be in excess of the fair market value per share of Common Stock on the grant date in the event such fair market value per share is not more than one hundred fifty percent (150%) of the exercise price per share in effect under the Original Option.

                      (B) In no event will any additional Reload Option be granted in connection with the subsequent exercise of the first Reload Option.

                      (C) The Committee will have full authority to set the period of time which must elapse following the exercise of the Original Option before the Reload Option will become exercisable.
      Once that period has elapsed, the Reload Option will become immediately exercisable for all of the shares of Common Stock at the time subject to that Reload Option.

      (2)  STOCK ISSUANCE PROGRAM.

           (a) TERMS. The Committee also has the authority to issue shares of Common Stock as a reward for past services rendered to A&B or one of its subsidiaries or as an incentive for future service with such entities.
      In the Committee's discretion, the recipient either may be issued shares that are vested fully and immediately upon issuance or that vest in one or more installments, upon such terms and conditions as are determined by the Committee, or may be granted share right awards that entitle the recipient to receive a specific number of shares upon the completion of a designated service period or the attainment of specified performance goals.

           The recipient may not transfer share right awards or unvested shares of Common Stock, except in certain limited circumstances. The recipient, however, will have all the rights of a shareholder with respect to the unvested shares, including the right to vote such shares and to receive all regular cash dividends paid on such shares.

           (b) CANCELLATION OF SHARES. In the event the recipient should cease to continue his or her employment with A&B for any reason whatsoever while holding one or more unvested shares of Common Stock, or in the event the performance objectives should not be attained with respect to one or more unvested shares of Common Stock, then those shares must immediately be surrendered to A&B for cancellation, and the recipient thereafter will have no further shareholder rights with respect to such shares. The Committee may, in its discretion, waive such surrender and cancellation of unvested shares in whole or in part and thereby effect the immediate vesting of the recipient's interest in the shares of Common Stock as to which the waiver applies.

      AMENDMENT OF THE PLAN. The Board may amend or modify the Plan in any or all respects whatsoever. However, no such amendment or modification may, without the consent of the holders, adversely affect rights and obligations with respect to any stock options, share right awards or unvested Common Stock at the time outstanding under the Plan. In addition, certain amendments may require stockholder approval pursuant to applicable laws and regulations.

      CHANGE IN CONTROL. In the event of a Change in Control (defined below), then (i) the exercisability of each option outstanding under the Plan will accelerate automatically so that each such option will become exercisable immediately prior to the specified effective date for such transaction for the total number of shares of Common Stock at the time subject to that option and may be exercised for all or any portion of such shares, (ii) all of the Corporation's outstanding rights to cancel or repurchase unvested shares under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, and (iii) all shares of Common Stock not yet issued in connection with outstanding share right awards shall be issued immediately as fully-vested shares. A "Change in Control" shall mean:

                (i) a merger or consolidation approved by A&B's shareholders in which securities possessing 35% or more of the total combined voting power of A&B's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction,

                (ii) any approval by the shareholders of A&B of a plan of complete liquidation or dissolution of A&B, or any sale, transfer or other disposition of all or substantially all of the assets of A&B, other than to an entity, at least 75% of the combined voting power of the voting securities of which are owned by the shareholders of A&B in substantially the same proportions as their ownership of A&B immediately prior to such sale, or

                (iii) any other change in control of a nature required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the 1934 Act, whether or not A&B is at the time required to comply with such Regulation 14A, provided that, without limitation, a change in control shall in all events be deemed to have occurred if (a) a person other than A&B or an affiliate of A&B becomes the beneficial owner of securities of A&B representing 35% or more of the combined voting power of A&B's outstanding securities, or (b) there is a change in the Board occurring over a period of 24 consecutive months or less such that the majority of the Board ceases to consist of individuals who either (I) have served continuously on the Board since the beginning of such period or (II) have been nominated for election by A&B's shareholders (or appointed to the Board) by a vote of at least two-thirds of the directors then still in office who have served continuously on the Board since the beginning of the period, other than, in the case of either (I) or (II) above, a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of A&B.

      SHAREHOLDER RIGHTS. An option holder will have none of the rights of a shareholder with respect to any shares covered by the option until the optionee has exercised the option, paid the option price and satisfied all other conditions precedent to the issuance of certificates for the purchased shares.

      TRANSFERABILITY. During the optionee's lifetime, the option may be exercised only by the optionee and will not be assignable or transferable other than by will or the laws of inheritance.

      TERMINATION OF EMPLOYMENT. Any option outstanding at the time of the optionee's cessation of service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Committee and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

      The Committee will have complete discretion, exercisable either at the time the option is granted or at any time the option remains outstanding, to
(i) allow one or more options granted under the Plan to be exercised, during the post-service exercise period, not only with respect to the number of shares for which the option is exercisable at the time of the optionee's cessation of service, but also with respect to one or more subsequent installments of purchasable shares for which the option otherwise would have become exercisable had such cessation of service not occurred, and (ii) extend the period of time for which the option is to remain exercisable following the optionee's cessation of service, from the post-service exercise period otherwise in effect for that option to such greater period of time as the Committee deems appropriate, but in no event beyond the expiration of the option term.

      Any exercisable option held by the optionee at the time of death may be exercised by the personal representative of the optionee's estate, or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of inheritance. However, such exercise must occur no later than the tenth anniversary of the date of the option grant.

      NO IMPAIRMENT OF A&B'S RIGHTS. The granting of options, share rights awards or direct stock issuances under the Plan will not affect the right of A&B to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

      TAX WITHHOLDING. The Committee may provide one or more holders of options with the election to have A&B withhold a portion of the shares otherwise issuable to such holders upon the exercise of those options in order to satisfy the Federal and state income tax liability incurred in connection with the option exercise. Alternatively, the Committee may permit such holders to deliver existing shares of A&B's Common Stock in satisfaction of such tax liability.

      FEDERAL TAX CONSEQUENCES. The Federal income tax treatment of the stock options and stock issuances under the Plan may be summarized as follows:

      (1)  STOCK OPTIONS.

           All options granted under the Plan will be non-statutory options which are not intended to satisfy the requirements of Section 422 of the
      Internal Revenue Code (the "Code").    No taxable income is recognized by
      an optionee upon the grant of a non-statutory option. In general, the optionee will recognize ordinary income, in the year in which the option is exercised for vested shares, equal to the excess of the fair market value of the purchased shares on the exercise date over the option price paid for such shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

           Special provisions of the Code apply to the acquisition of Common Stock under a non-statutory option if the purchased shares are unvested and, accordingly, subject to certain repurchase rights of A&B or other substantial risks of forfeiture. These special provisions may be summarized as follows:

           (a) The optionee will not recognize any taxable income at the time the option is exercised for such unvested shares, but will have to report as ordinary income, as and when those shares vest, an amount equal to the excess of (a) the fair market value of the shares on their vesting date over (b) the option price paid for such shares.

           (b) The optionee may, however, elect under Section 83(b) of the Code to include as ordinary income, for the year in which the non-statutory option is exercised for the unvested shares, an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date (determined as if the shares were not subject to A&B's repurchase right or other risk of forfeiture) over (b) the option price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the purchased shares subsequently vest.

           A&B will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-statutory option. In general, the deduction will be allowed for the taxable year of A&B in which the ordinary income is recognized by the optionee. A&B anticipates that the deduction attributable to the ordinary income recognized by optionees upon the exercise of non-statutory options granted under the Plan will not be subject to the $1 million limitation per covered individual on the deductibility of compensation paid to certain executive officers.

      (2)  SHARE RIGHT AWARDS AND DIRECT STOCK ISSUANCES.

           An individual who is issued vested shares of Common Stock under the Stock Issuance Program will recognize ordinary income at the time of issuance equal to the fair market value of the issued shares. An individual who is issued unvested Common Stock may elect, through the filing of a Section 83(b) election under the Code, to include as ordinary income at the time of issuance an amount equal to the fair market value of the unvested shares. If the Section 83(b) election is made, the individual will not recognize any additional income as his or her interest in the issued shares subsequently vests. Should the individual not make the Section 83(b) election, then he or she will not recognize any taxable income at the time the unvested Common Stock is issued, but will have to report as ordinary income, for the taxable year in which his or her interest in such Common Stock vests, an amount equal to the fair market value of the shares at the time of vesting.

           A&B will be entitled to an income tax deduction equal to the ordinary income recognized by the participant in connection with the issued shares. Such deduction will be allowed in the taxable year of A&B in which such ordinary income is recognized by the optionee, subject to the $1 million limitation per covered individual on the deductibility of compensation paid to certain executive officers.

      ACCOUNTING TREATMENT. Shares of Common Stock issued under the Stock Issuance Program will result in a direct compensation expense to A&B's earnings equal to the fair market value of those shares on the issue date. The grant of options with an exercise price equal to 100% of the fair market value of the option shares on the grant date will not result in any direct charge to A&B's earnings. However, the fair value of those options is required to be disclosed in the notes to A&B's financial statements, and A&B also must disclose the pro-forma impact those options would have upon A&B's reported earnings if the value of those options at the time of grant were treated as a compensation expense. The number of outstanding options also is a factor in determining A&B's earnings per share on a diluted basis.

      NEW PLAN BENEFITS. At present, no option grants, share right awards or direct stock issuances have been made under the Plan.

                                                                     APPENDIX B



                  DESCRIPTION OF THE ALEXANDER & BALDWIN, INC.
                  1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN



      PURPOSE.  On January 22, 1998, the Board of Directors of A&B
(the "Board") adopted, subject to shareholder approval, the Alexander & Baldwin, Inc. 1998 Non-Employee Director Stock Option Plan (the "Plan"). The purpose of the Plan is to make service on the Board more attractive to present and prospective outside directors, since the continued services of qualified non-employee, or outside, directors are considered essential to the management, growth and sustained financial success of A&B.

      ELIGIBILITY. Each non-employee member of the Board will be eligible to receive automatic option grants pursuant to the provisions of the Plan. There currently are seven non-employee directors on the Board.

      STOCK SUBJECT TO THE PLAN. The stock issuable under the Plan will be shares of A&B's authorized but unissued common stock or shares of common stock reacquired by A&B and held as Treasury shares ("Common Stock"). The aggregate number of shares issuable under the Plan will not exceed 130,000 shares, subject to the adjustments described below.

      If any option granted under the Plan expires or terminates for any reason prior to exercise, then the number of shares subject to the portion of the option not so exercised will be available for future option grants under the Plan. Should the exercise price of an option granted under the Plan be paid with shares of Common Stock, or should shares of Common Stock otherwise issuable under the Plan be withheld by A&B in satisfaction of any applicable withholding taxes incurred in connection with the exercise of an option under the Plan, then the number of shares of Common Stock available for issuance under the Plan will be reduced only by the net number of shares of Common Stock issued to the holder of such option, and not by the gross number of shares for which the option is exercised.

      Should the total number of shares at any time available for grant under the Plan not be sufficient for the automatic grants to be made at that particular time to the directors, then the available shares will be allocated proportionately among all the automatic grants to be made at that time.

      In the event any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, combination of shares or other change affecting the outstanding Common Stock as a class without A&B's receipt of consideration, then appropriate adjustments will be made to the aggregate number and/or class of shares issuable under the Plan, and to the number and/or class of shares for which options subsequently are to be granted to each non-employee Board member in accordance with the terms of the Plan. The number of shares and the exercise price per share of the Common Stock subject to outstanding options also will be adjusted in order to prevent the dilution or enlargement of benefits thereunder.

      If A&B is the surviving entity in any merger or other business combination which does not result in the termination of outstanding options pursuant to the provisions of the Plan, then each such continuing option will be adjusted appropriately to apply and pertain, after such merger or business combination, to the number of securities which would be issuable, in consummation of such merger or business combination, to an actual holder of Common Stock for the same number of shares as are subject to such option immediately prior to such merger or other business combination. Appropriate adjustments also will be made to (i) the option price payable per share, provided the aggregate option price will remain the same, and (ii) the number and class of securities for which automatic grants may be made under the Plan in the future.

      VALUATION. The fair market value per share of Common Stock on any relevant date will be the mean between the highest and lowest selling prices per share of Common Stock on such date, as quoted on the Nasdaq National Market (or any successor system). Should the Common Stock become traded on a national securities exchange, then the fair market value per share will be the mean between the highest and lowest selling prices on such exchange on the date in question, as such price is quoted on the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on the Nasdaq National Market (or national securities exchange) on the date in question, then the fair market value will be the mean between the highest and lowest selling prices on the Nasdaq National Market (or such securities exchange) on the last preceding date for which such quotation exists. On February 13, 1998, the fair market value of the Common Stock determined on such basis was $28.125 per share.

      AUTOMATIC GRANTS. At each Annual Meeting of Shareholders, beginning with the 1999 Annual Meeting, each individual who is at the time elected as a non-employee Board member automatically will be granted a non-statutory stock option to purchase 3,000 shares of Common Stock. The option price per share will be 100 percent of the fair market value per share of Common Stock on the grant date. Shareholder approval of the Plan also shall constitute pre-approval of each option granted pursuant to the provisions of the Plan, and of the subsequent exercise of that option in accordance with those provisions.

      Upon exercise of the option, the option price for purchased shares will be payable immediately in cash or cash equivalents, shares of Common Stock valued at fair market value on the date of exercise, or any combination of the foregoing.

      TERM AND EXERCISABILITY OF OPTIONS. Each option will become exercisable in three successive equal annual installments upon the optionee's completion of each year of Board service over the three-year period measured from the grant date; provided, however, that, as described below in "Termination of Service",
(i) options held by the optionee at the time of his/her death, but not other-wise fully exercisable, automatically shall accelerate and become exercisable for all of the option shares, and (ii) options held by the optionee at the time of his/her termination of Board service by reason of disability, retirement at or after age 72, or termination with five or more years of Board service, shall continue to become exercisable for any remaining installments for up to a 36-month period following the date of such termination. The option thereafter will remain exercisable until the expiration or sooner termination of the option term. Each granted option will have a maximum term of 10 years, measured from the automatic grant date.

      CHANGE IN CONTROL. In the event of a Change in Control, the exercisability of each option outstanding under the Plan will accelerate automatically so that each such option will become exercisable, immediately prior to the specified effective date for such transaction, for the total number of shares of Common Stock at the time subject to that option and may be exercised for all or any portion of such shares. A "Change in Control" shall mean:

                (i) a merger or consolidation approved by A&B's shareholders in which securities possessing 35% or more of the total combined voting power of A&B's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                (ii) any approval by the shareholders of A&B of a plan of complete liquidation or dissolution of A&B, or any sale, transfer or other disposition of all or substantially all of the assets of A&B, other than to an entity, at least 75% of the combined voting power of the voting securities of which are owned by the shareholders of A&B in substantially the same proportions as their ownership of A&B immediately prior to such sale, or

                (iii) any other change in control of a nature required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the 1934 Act, whether or not A&B is at the time required to comply with such Regulation 14A, provided that, without limitation, a change in control shall in all events be deemed to have occurred if (a) a person other than A&B or an affiliate of A&B becomes the beneficial owner of securities of A&B representing 35% or more of the combined voting power of A&B's outstanding securities, or (b) there is a change in the Board occurring over a period of 24 consecutive months or less such that the majority of the Board ceases to consist of individuals who either (I) have served continuously on the Board since the beginning of such period or (II) have been nominated for election by A&B's shareholders (or appointed to the Board) by a vote of at least two-thirds of the directors then still in office who have served continuously on the Board since the beginning of the period, other than, in the case of either (I) or (II) above, a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of A&B.

      TRANSFERABILITY. Options will not be assignable or transferable other than by will or the laws of inheritance, and during the optionee's lifetime, the option may be exercised only by the optionee.

      SHAREHOLDER RIGHTS. An option holder will have none of the rights of a shareholder with respect to any shares covered by the grant until such individual has exercised the option, paid the option price and been issued a stock certificate for the purchased shares.

      TERMINATION OF SERVICE. Should an optionee cease to be a member of the Board for any reason (other than death, disability, retirement at or after age 72, or termination with five or more years of Board service) while the holder of one or more automatic grants under the Plan, then each such grant will remain exercisable, for the number of shares for which the grant is exercisable at the time of such cessation of Board service, for a six-month period following the date of such cessation of Board membership.

      Should any optionee cease Board service by reason of death, then any outstanding grants held by him/her at that time automatically shall accelerate and become immediately exercisable for all of the shares at the time subject to that option, and may be exercised by the personal representative of the optionee's estate, or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of inheritance. However, such exercise must occur prior to the earlier of (i) the tenth anniversary of the grant date of the option or (ii) the expiration of 12 months following the optionee's death. Upon the occurrence of the earlier event, the option will terminate and cease to be exercisable.

      Should an optionee cease to be a Board member by reason of disability, retirement at or after age 72, or termination with five or more years of Board service, then each automatic grant at the time held by such optionee will remain exercisable, and will continue to become exercisable, for any remaining installments during the 36 months following the date of cessation of Board membership.

      In no event will any option remain exercisable after the specified expiration of the 10-year option term.

      NO IMPAIRMENT OF A&B'S RIGHTS. Nothing in this Plan or any grant made pursuant to the Plan will be construed or interpreted so as to affect adversely or otherwise impair A&B's right to remove any optionee from service on the Board at any time in accordance with the provisions of applicable law.

      EFFECTIVE DATE AND TERM OF PLAN. The Plan will become effective on the date of its adoption by the Board. However, no automatic grants will be made under the Plan unless the Plan is approved by the shareholders at the 1998 Annual Meeting. The Plan will terminate upon the earliest to occur of (i) the close of business on January 21, 2008, (ii) the date on which all shares available for issuance under the Plan have been issued pursuant to the exercise of the options, or (iii) the date on which all outstanding options are terminated or cashed out in connection with the change in control provisions of the Plan. If the date of termination is determined under clause (i) above, then any option grants outstanding on such date will not be affected by the termination of the Plan and will continue to have force and effect in accordance with the provisions of the instruments evidencing such grants.

      FEDERAL TAX CONSEQUENCES. All options granted under the Plan will be non-statutory options which are not intended to satisfy the requirements of
Section 422 of the Internal Revenue Code (the "Code"). The Federal income tax treatment of such options may be summarized as follows:

      No taxable income is recognized by an optionee upon the grant of a non-statutory option. In general, the optionee will recognize ordinary income, in the year in which the option is exercised for vested shares of Common Stock, equal to the excess of the fair market value of the purchased shares at the date of exercise over the exercise price paid for those shares.

      A&B will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-statutory option. The deduction will be allowed for the taxable year of A&B in which the ordinary income is recognized by the optionee.

     NEW PLAN BENEFITS. No options will be granted under the Plan until the 1999 Annual Meeting of Shareholders.

     ACCOUNTING TREATMENT. The grant of options with an exercise price equal to 100% of the fair market value of the option shares on the grant date will not result in any direct charge to A&B's earnings. However, the fair value of those options is required to be disclosed in the notes to A&B's financial statements, and A&B also must disclose the pro-forma impact those options would have upon A&B's reported earnings if the value of those options at the time of grant were treated as a compensation expense. The number of outstanding options also is a factor in determining A&B's earnings per share on a diluted basis.

PROXY CARD

                                      A&B
                              ALEXANDER & BALDWIN, INC.
                      822 Bishop Street, Honolulu, Hawaii 96813


              PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 23, 1998
                    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints J. C. Couch, W. A. Dods, Jr., and M. G. Shaw, and each of them, proxies with full power of substitution, to vote the shares of stock of Alexander & Baldwin, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 23, l998, and any adjournments thereof, on the matters set forth in the Notice of Meeting and Proxy Statement, as follows:

                    (continued and to be signed on reverse side)


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4 BELOW.
                                         ---


Please mark your votes as indicated in this example  / X /

1. ELECTION OF DIRECTORS (Check one box only):

                FOR                WITHOUT AUTHORITY
            all nominees       to vote for all nominees
            listed below             listed below
                 __                      __
                |__|                    |__|

   M. J. Chun, J. C. Couch, L. E. Denlea, Jr., W. A. Dods, Jr., C. G. King,
   C. R. McKissick, C. B. Mulholland, M. G. Shaw, C. M. Stockholm.



(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE "FOR ALL NOMINEES" BOX ABOVE AND WRITE THE NAME OF THE NOMINEE FOR WHOM YOU WISH
TO WITHHOLD AUTHORITY IN THE SPACE PROVIDED BELOW.)


--------------------------------------------------


                                                  FOR    AGAINST   ABSTAIN

2. PROPOSAL TO APPROVE THE 1998 STOCK              __       __       __
   OPTION/STOCK INCENTIVE PLAN:                   |__|     |__|     |__|

3. PROPOSAL TO APPROVE THE 1998 NON-EMPLOYEE       __       __       __
   DIRECTOR STOCK OPTION PLAN:                    |__|     |__|     |__|

4. PROPOSAL TO ELECT DELOITTE & TOUCHE LLP         __       __       __
   AS THE AUDITORS OF THE CORPORATION:            |__|     |__|     |__|

5. In their discretion on such other matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

DATED:                                      , 1998
      --------------------------------------

PLEASE SIGN EXACTLY AS NAME(S) APPEARS AT LEFT:


____________________________________________
                 Signature


____________________________________________
                 Signature


IMPORTANT: WHEN STOCK IS IN TWO OR MORE NAMES, ALL MUST SIGN. WHEN SIGNING AS EXECUTOR, TRUSTEE, GUARDIAN OR OFFICER OF A CORPORATION, GIVE TITLE AS SUCH.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
ENVELOPE.